Exhibit 99.1

THE DIRECTV GROUP ANNOUNCES THIRD QUARTER 2004 RESULTS

DIRECTV U.S. Attains All-Time High Gross & Net Owned and Operated Subscriber Additions

•  Gross Owned and Operated Subscriber Additions Increase 33% to 1,077,000

•  Net Owned and Operated Subscriber Additions Increase 49% to 484,000

DIRECTV U.S. Average Monthly Revenue per Subscriber Increases 4% to $66.46

El Segundo, Calif., November 2, 2004 – The DIRECTV Group, Inc (NYSE:DTV) today reported that third quarter revenues increased 20% to $2.86 billion and operating loss before depreciation and amortization1 was $1.35 billion compared to operating profit before depreciation and amortization of $202 million in last year’s third quarter. In addition, The DIRECTV Group reported a third quarter 2004 operating loss of $1.55 billion and net loss of $1.01 billion compared with an operating profit of $8 million and a net loss of $23 million in the same period last year. Included in the third quarter 2004 net loss is a $903 million non-cash after-tax impairment charge related to the SPACEWAY assets (see below for a more detailed explanation).

Also in the quarter, DIRECTV U.S. added an all-time record 1.077 million gross owned and operated subscribers2, 33% more than in the third quarter of 2003. After accounting for a monthly churn rate of 1.67%, net owned and operated subscriber additions of 484,000 also established a record and increased 49% compared to the same period last year. DIRECTV U.S. revenues increased 30% to $2.51 billion driven in part by a 4% increase in average monthly revenue per subscriber (ARPU) to $66.46. DIRECTV U.S. operating profit before depreciation and amortization and operating profit were $145 million and $3 million, respectively, compared with operating profit before depreciation and amortization of $235 million and operating profit of $112 million in the same period last year.

“The strong momentum DIRECTV U.S. enjoyed in the first half of this year carried over to the third quarter as DIRECTV, for the first time ever, added more than 1 million gross owned and operated customers in a quarter,” said Chase Carey, president and CEO of The DIRECTV Group. “This unprecedented demand contributed to a record 484,000 net owned and operated subscribers, marking the fourth consecutive quarter in which we have added more than 400,000 net new customers.”

Carey continued, “Throughout this year we have taken steps to strengthen DIRECTV and we made considerable progress last quarter with the acquisition of the subscribers of Pegasus Satellite Television (Pegasus) and the National Rural Telecommunications Cooperative (NRTC). Since the close of these transactions in late August, we have completed the migration of the Pegasus subscribers to our platform and have quickly made improvements in the former NRTC territories by offering customers the full benefits of DIRECTV’s distribution, pricing and service. With these improvements, we now look forward to growing our subscriber base in these rural areas.”

Carey added, “While we are pleased with DIRECTV’s performance in the quarter, we recognize that there continues to be room for improvement in areas such as managing our customer churn and operating margins, and we are committed to making these improvements and positioning DIRECTV for long-term success.”

THE DIRECTV GROUP’S OPERATIONAL REVIEW

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues ($M)	$2,862	$2,379	$7,998	$6,618
Operating Profit (Loss) Before Depreciation and Amortization[1] ($M)	(1,350)	202	(1,117)	606
Operating Profit (Loss) ($M)	(1,550)	8	(1,674)	40
Net Loss ($M)	(1,009)	(23)	(1,661)	(52)
Loss Per Common Share[3] ($)	(0.73)	(0.02)	(1.20)	(0.04)
Cash Flow[4] ($M)	1,474	61	1,787	139

Third Quarter Review

Special Items. Recently The DIRECTV Group announced plans to significantly expand its programming capacity for local and national high-definition channels by launching four new satellites over the next 3 years. The first two of these satellites, SPACEWAY 1 and SPACEWAY 2, were recently reconfigured to offer video services as their primary application for DIRECTV U.S. This decision triggered a requirement to test the SPACEWAY assets for impairment. A valuation analysis showed that the assets were impaired and that their book value of approximately $1.9 billion exceeded fair value for use in the Company’s U.S. direct-to-home broadcast business by approximately $1.47 billion ($903 million after-tax), which was recorded as a non-cash charge in the third quarter (reflected in “Asset impairment charge” on the Consolidated Statements of Income).

In connection with The DIRECTV Group’s increasing focus on its direct-to-home television businesses, beginning in the third quarter of 2004, the Company changed the categories of operating costs and expenses included in its Consolidated Statements of Income to a presentation designed to increase clarity and ease of understanding of the direct-to-home businesses. Also in the third quarter, The DIRECTV Group began reporting DIRECTV U.S. and DIRECTV Latin America, which previously comprised the Direct-To-Home Broadcast segment, as separately reportable segments. Prior period financial statements and segment information have been reclassified to conform to the current period presentation.

Operational Review. In the third quarter of 2004, The DIRECTV Group’s revenues of $2.86 billion increased 20% compared to the third quarter of 2003 driven principally by strong subscriber growth and increased ARPU at DIRECTV U.S., as well as the addition of the recently purchased NRTC and Pegasus subscribers. These changes were partially offset by the absence of DIRECTV® set-top receiver revenues at Hughes Network Systems (HNS) due to the sale of the set-top box manufacturing business in June 2004.

The operating loss before depreciation and amortization of $1.35 billion and the operating loss of $1.55 billion were primarily due to the SPACEWAY impairment charge, increased subscriber acquisition costs related to the record gross subscriber additions and higher acquisition costs per subscriber (SAC), as well as higher upgrade and retention costs at DIRECTV U.S. These changes were partially offset by the increase in gross profit generated from the higher revenues at DIRECTV U.S. and improved operating performance at DIRECTV Latin America mostly related to its lower post-bankruptcy cost structure.

The DIRECTV Group reported a third quarter 2004 net loss of $1.01 billion primarily due to the operating loss described above and a $204 million after-tax loss (reflected in “Income (loss) from discontinued operations, net of taxes”) relating primarily to the final price received for the sale of PanAmSat in the third quarter. These changes were partially offset by a higher income tax benefit associated primarily with the SPACEWAY impairment charge, a $91 million after-tax gain (reflected in “Income (loss) from discontinued operations, net of taxes”) associated with the sale of Hughes Software Systems (HSS was a 55% owned subsidiary of HNS) in 2004 and last year’s $65 million after-tax charge for a cumulative effect of accounting change related to the adoption of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN-46).

Year-To-Date Review

For the first nine months of 2004, The DIRECTV Group’s revenues increased 21% to $8.00 billion principally due to the larger subscriber base and higher ARPU at DIRECTV U.S. The operating loss before depreciation and amortization of $1.12 billion and the operating loss of $1.67 billion were primarily due to the SPACEWAY impairment charge, increased DIRECTV U.S.’ subscriber acquisition costs related to the record gross subscriber additions and higher SAC, as well as higher upgrade and retention and costs. Also impacting the period were charges of $145 million associated with severance, stock-based compensation expenses, and employee retention plans. These changes were partially offset by the increase in gross profit generated from the higher revenues at DIRECTV U.S. and improved operating performance at DIRECTV Latin America mostly related to its lower post-bankruptcy cost structure.

The DIRECTV Group reported a net loss of $1.66 billion for the first nine months of 2004 mostly due to the operating loss described above, an after-tax loss of $724 million primarily related to the sale of PanAmSat (reflected in “Income (loss) from discontinued operations, net of taxes”), and a $311 million non-cash after-tax charge related to a change in accounting for subscriber acquisition, upgrade and retention costs at DIRECTV U.S. (reflected in “Cumulative effect of accounting changes, net of taxes”).

These declines were partially offset by a higher income tax benefit primarily associated with the SPACEWAY impairment charge, a pre-tax gain of $387 million related to the sale of approximately 19 million shares of XM Satellite Radio common stock, a $91 million after-tax gain associated with the HSS sale (reflected in “Income (loss) from discontinued operations, net of taxes”), a $43 million net pre-tax gain resulting primarily from the restructuring of certain contracts in connection with the completed DIRECTV Latin America, LLC bankruptcy proceedings, as well as higher net interest expense in 2003 related primarily to a $19 million write-off of debt issuance costs and interest accrued on the Boeing purchase price adjustment as well as lower net debt and interest rates in 2004.

THIRD QUARTER SEGMENT FINANCIAL REVIEW

DIRECTV U.S. Segment

During the third quarter of 2004, DIRECTV U.S. completed the purchase of Pegasus and NRTC member subscribers and certain related assets for approximately $1.38 billion. The total cash consideration paid in the quarter for these 1.4 million subscribers was approximately $959 million, which is net of approximately $220 million owed DIRECTV U.S. by Pegasus, and an additional $197 million, plus interest, that DIRECTV U.S. will pay to certain NRTC members over the next seven years. Separately, but also related to these transactions, DIRECTV U.S. purchased the NRTC contract rights in June 2004 for $322 million which will be paid, plus interest, over the next seven years.

For the third quarter and consistent with prior presentations, DIRECTV U.S. will separately report subscriber additions for both owned and operated and NRTC territories. However, beginning in the fourth quarter of 2004, DIRECTV U.S. will report all of its subscribers as owned and operated.

DIRECTV U.S. gross owned and operated subscriber additions increased by 33% to an all-time record of 1,077,000 in the third quarter of 2004 due to higher penetration rates in local channel markets, more attractive consumer promotions and an improved and more diverse distribution network. Not included in this total were an additional 76,000 subscribers acquired by DIRECTV U.S. in former NRTC territories during the quarter. Average monthly subscriber churn in owned and operated territories increased to 1.67% in the quarter due to a combination of factors including a more competitive marketplace and higher involuntary churn mostly related to the tremendous increase in gross subscriber additions over the past several quarters. After accounting for churn, DIRECTV U.S. added a record 484,000 net owned and operated subscribers in the quarter, an increase of 49% over the same period last year.

DIRECTV U.S.

	Three Months Ended September 30,
	2004	2003
Revenue ($M)	$2,507	$1,932
Average Monthly Revenue per Subscriber (ARPU) ($)	66.46	63.69
Operating Profit Before Depreciation and Amortization ($M)	145	235
Operating Profit ($M)	3	112
Cash Flow ($M)	(1,139)	80
Gross Owned & Operated Subscriber Additions (000’s)	1,077	811
Average Monthly Owned and Operated Subscriber Churn	1.67%	1.60%
Net Owned & Operated Subscriber Additions (000’s)	484	326

As of September 30, 2004, the total number of DIRECTV owned and operated subscribers was 12.08 million representing an annual growth rate of 18% compared to the 10.28 million subscribers on September 30, 2003. In the third quarter, the total number of subscribers in former NRTC territories fell by 28,000 reducing the number of former NRTC subscribers to 1.42 million on September 30, 2004, compared to 1.57 million at the end of the same period last year. The DIRECTV U.S. platform had 13.50 million total subscribers as of September 30, 2004.

DIRECTV U.S. generated quarterly revenues of $2.51 billion, an increase of 30% compared to last year’s third quarter revenues. The increase was due to continued strong subscriber growth, higher ARPU and the consolidation of the full economics of the former NRTC and Pegasus subscribers for a portion of the quarter. ARPU increased $2.77 to $66.46, or 4% higher than the third quarter of 2003 primarily due to a March 2004 programming package price increase, higher mirroring fees from an increase in the average number of set-top receivers per customer and an increase in the percentage of customers subscribing to local channels. These ARPU improvements were partially offset by the impact from the consolidation of the former NRTC and Pegasus subscribers for a portion of the quarter, primarily due to the lower ARPU received from these subscribers.

Operating profit before depreciation and amortization and operating profit for the third quarter of 2004 declined to $145 million and $3 million, respectively, due to increased subscriber acquisition costs related to the record gross subscriber additions including the additional 76,000 subscribers acquired in former NRTC territories and higher SAC resulting from an increase in the average number of set-top boxes and digital video recorders (DVRs) purchased by new subscribers. Also impacting the quarter was higher upgrade and retention expenses due to an increase in the number of existing customers taking DVRs, high-definition equipment, the movers program, local channel equipment upgrades and additional set-top receivers. These higher costs were partially offset by the increase in gross profit generated from the higher revenues. In addition, operating profit was negatively impacted by additional amortization expense resulting from the NRTC and Pegasus subscriber purchases in the quarter.

DIRECTV Latin America Segment

On October 11, 2004, The DIRECTV Group announced a series of transactions with News Corporation, Grupo Televisa, Globo and Liberty Media that will result in the reorganization of the companies’ direct-to-home (DTH) satellite TV platforms in Latin America. The transactions are designed to ensure the long-term success of DIRECTV Latin America (which is 86% owned by The DIRECTV Group) and Sky Latin America by consolidating the two DTH platforms into a single platform in each of the major territories served in the region. In aggregate, The DIRECTV Group is paying approximately $580 million in cash for the News Corp and Liberty Media equity stakes in the Sky platforms, of which approximately $400 million was paid in October 2004.

DIRECTV Latin America

	Three Months Ended September 30,
	2004	2003
Revenue ($M)	$163	$155
Operating Profit (Loss) Before Depreciation and Amortization ($M)	26	(17)
Operating Loss ($M)	(19)	(74)
Net Subscriber Additions (Losses) (000’s)	15	(44)

In the third quarter of 2004, DIRECTV Latin America added 15,000 net subscribers compared with a net loss of 44,000 subscribers last year reflecting continued stable economic conditions in the region. The total number of DIRECTV subscribers in Latin America as of September 30, 2004 was 1.55 million compared with 1.45 million on September 30, 2003.

Revenues for DIRECTV Latin America increased 5% to $163 million in the quarter primarily due to the larger subscriber base. The improvements in DIRECTV Latin America’s third quarter 2004 operating profit before depreciation and amortization to $26 million and operating loss to $19 million are primarily attributed to its lower post-bankruptcy cost structure following its emergence from bankruptcy in February 2004.

Network Systems Segment

During the second quarter of 2004, The DIRECTV Group announced the sale of its interest in Hughes Software Systems (HSS was a 55% owned subsidiary of HNS) and received $227 million in cash. Beginning in the second quarter of 2004, the Network Systems segment excludes the financial results of HSS for all periods presented. The DIRECTV Group now reports HSS as a discontinued operation in the consolidated financial statements. At the close of the sale in the third quarter, The DIRECTV Group recorded a $91 million after-tax gain (reflected in “Income (loss) from discontinued operations, net of taxes”).

On June 22, 2004, The DIRECTV Group entered into an agreement with Thomson Inc. for a long-term supply and development agreement which included the sale of HNS’ set-top box manufacturing business. Due to the significant continuing cash flows associated with this new agreement, the set-top box manufacturing business is not reported as a discontinued operation, and is included in the Network Systems segment’s financial results for 2003 and through June 22, 2004.

HNS

	Three Months Ended September 30,
	2004	2003
Revenue ($M)	$195	$339
Operating Loss Before Depreciation and Amortization ($M)	(1,481)	0
Operating Loss ($M)	(1,495)	(18)

The revenue decline was primarily due to the sale of the HNS set-top box business to Thomson discussed above. The operating loss before depreciation and amortization and operating loss were principally due to the SPACEWAY impairment charge of $1.47 billion.

BALANCE SHEET AND CASH FLOW

	September 30, 2004	December 31, 2003
Cash and Cash Equivalents ($B)	$3.31	$1.72
Total Debt ($B)	2.43	2.66
Net Debt/(Cash) ($B)	(0.88)	0.94

In the first nine months of 2004, The DIRECTV Group’s consolidated cash balance increased by $1.59 billion to $3.31 billion and total debt declined by $228 million to $2.43 billion compared to the December 31, 2003 balances. During this period, The DIRECTV Group had positive cash flow4 of $1.79 billion. The primary sources of cash were the sale of PanAmSat for $2.64 billion, the sale of XM Satellite Radio shares for $478 million, the execution of the supply and development contract and sale of HNS’ set-top box assets to Thomson for $250 million, and the sale of HSS for $227 million. The primary uses of cash were for the purchase of Pegasus and NRTC subscribers totaling (net of amounts owed DIRECTV by Pegasus) approximately $959 million, capital expenditures (primarily at DIRECTV U.S.) of $764 million, payments of $204 million to creditors of DIRECTV Latin America, LLC associated with its emergence from bankruptcy and a required payment by DIRECTV U.S. of $201 million on its term loan facility.

CONTACT INFORMATION

Media Contact: Bob Marsocci (310) 964-4656.        Investor Relations: (310) 964-0808.

CONFERENCE CALL INFORMATION

A live webcast of The DIRECTV Group’s third quarter 2004 earnings call will be available on the company’s website at www.directv.com. The call will begin at 2:00 p.m. ET, today November 2, 2004. The dial in number for the call is (913) 981-5542. The webcast will be archived on our website and a replay of the call will be available (dial in number: 719-457-0820, code: 920828) beginning at 7:00 p.m. ET on Tuesday, November 2 through 12:59 a.m. ET Sunday, November 7.

FOOTNOTES

(1) Operating profit (loss) before depreciation and amortization, which is a non-GAAP financial measure, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the United States of America. Please see each of The DIRECTV Group’s and DIRECTV Holdings LLC’s Annual Reports on Form 10-K for the year ended December 31, 2003 for further discussion of operating profit (loss) before depreciation and amortization. Operating profit before depreciation and amortization margin is calculated by dividing operating profit before depreciation and amortization by total revenues.

(2) Owned and operated subscribers exclude subscribers attained in the former NRTC and Pegasus territories (see the DIRECTV U.S. section of this earnings release for a more detailed summary of the NRTC and Pegasus transactions). Beginning in the fourth quarter of 2004, DIRECTV U.S. will report all of its subscribers as owned and operated.

(3) Earnings (loss) per common share is calculated using the weighted average number of common shares outstanding, which was calculated using the number of The DIRECTV Group’s common shares outstanding from January 1, 2004 through September 30, 2004 and the number of shares in the GM Class H Dividend Base in the prior period.

(4) Cash Flow is defined as “Net cash provided by (used in) operating activities” plus “Net cash provided by (used in) investing activities.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

NOTE: This release may contain certain statements that we believe are, or may be considered to be, “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as we “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “foresee,” “project” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Risk factors which could cause actual performance and future actions to differ materially from forward-looking statements made herein include, among others, economic conditions; product demand and market acceptance; ability to simplify aspects of our business model; improve customer service; create new and desirable programming content and interactive features; achieve anticipated economies of scale; government action; local political or economic developments in or affecting countries where we have operations, including political, economic and social uncertainties in many Latin American countries in which DIRECTV Latin America, LLC operates; foreign currency exchange rates; ability to obtain export licenses; competition; the outcome of legal proceedings; ability to achieve cost reductions; ability to timely perform material contracts; ability to renew programming contracts under favorable terms; technological risk; limitations on access to distribution channels; the success and timeliness of satellite launches; in-orbit performance of satellites; loss of uninsured satellites; ability of customers to obtain financing; uncertainties resulting from acquisitions, strategic partnerships and divestitures; whether the DIRECTV Latin America strategic reorganization is completed; and our ability to access capital to maintain our financial flexibility.

NON-GAAP FINANCIAL RECONCILIATION SCHEDULE*

Dollars in Millions	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
The DIRECTV Group
Operating profit (loss)	$(1,550)	$8	$(1,674)	$40
Plus: depreciation & amortization (D&A)	200	194	557	566

Operating profit (loss) before D&A	$(1,350)	$202	$(1,117)	$606

*	For a reconciliation of non-GAAP financial measures for each of our segments, please see the Notes to the Consolidated Financial Statements included in The DIRECTV Group’s quarterly report on Form 10-Q for the quarter ended September 30, 2004 to be filed with SEC in November 2004. Additional DIRECTV U.S. non-GAAP financial reconciliation is included with the DIRECTV Holdings LLC’s stand-alone financial statements included in this earnings release. Numbers may not add due to rounding.

###

THE DIRECTV GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$2,861.9	$2,378.7	$7,997.9	$6,617.9

Operating Costs and Expenses, Exclusive of Depreciation and Amortization Expense Shown Separately Below
Broadcast programming and other costs of sale	1,218.8	1,109.4	3,464.1	3,108.2
Subscriber service expenses	213.7	169.7	548.9	487.7
Subscriber acquisition costs:
Third party customer acquisitions	540.0	380.2	1,450.5	1,019.9
Direct customer acquisitions	183.9	111.9	499.7	249.2
Upgrade and retention costs	261.3	125.5	668.2	258.1
Broadcast operations expenses	48.1	43.2	143.9	146.0
General and administrative expenses	279.9	236.5	873.8	742.7
Asset impairment charge	1,466.1	—	1,466.1	—
Depreciation and amortization expense	199.6	194.3	556.7	566.4

Total Operating Costs and Expenses	4,411.4	2,370.7	9,671.9	6,578.2

Operating Profit (Loss)	(1,549.5)	8.0	(1,674.0)	39.7

Interest income	22.6	8.0	33.0	20.5
Interest expense	(26.4)	(35.1)	(70.3)	(123.8)
Reorganization (expense) income	(0.5)	(8.2)	42.9	(19.2)
Other, net	0.7	0.6	397.6	(38.0)

Loss From Continuing Operations Before Income Taxes, Minority Interests and Cumulative Effect of Accounting Changes	(1,553.1)	(26.7)	(1,270.8)	(120.8)

Income tax benefit	624.3	25.7	497.3	54.0
Minority interests in net (earnings) losses of subsidiaries	3.2	(0.6)	5.5	(1.2)

Loss from continuing operations before cumulative effect of accounting changes	(925.6)	(1.6)	(768.0)	(68.0)
Income (loss) from discontinued operations, net of taxes	(83.0)	43.2	(582.2)	80.3

Income (loss) before cumulative effect of accounting changes	(1,008.6)	41.6	(1,350.2)	12.3
Cumulative effect of accounting changes, net of taxes	—	(64.6)	(310.5)	(64.6)

Net Loss	$(1,008.6)	$(23.0)	$(1,660.7)	$(52.3)

Basic and Diluted Earnings (Loss) Per Common Share:
Loss from continuing operations before cumulative effect of accounting changes	$(0.67)	$—	$(0.56)	$(0.05)
Income (loss) from discontinued operations, net of taxes	(0.06)	0.03	(0.42)	0.06
Cumulative effect of accounting changes, net of taxes	—	(0.05)	(0.22)	(0.05)

Net Loss	$(0.73)	$(0.02)	$(1.20)	$(0.04)

Weighted average number of common shares outstanding (in millions) - Basic and Diluted	1,385.1	1,382.8	1,384.6	1,382.2

THE DIRECTV GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current Assets
Cash and cash equivalents	$3,308.7	$1,720.1
Accounts and notes receivable, net of allowances of $126.5 and $112.7	948.1	896.3
Contracts in process	60.5	69.7
Inventories	255.2	270.3
Prepaid expenses and other	458.2	1,018.2
Assets of businesses held for sale	—	6,381.6

Total Current Assets	5,030.7	10,356.2
Satellites, net	1,553.3	2,408.2
Property, net	1,335.2	1,791.6
Goodwill, net	3,034.1	3,034.1
Intangible Assets, net	2,326.6	568.5
Investments and Other Assets	1,047.8	819.4

Total Assets	$14,327.7	$18,978.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,069.5	$1,366.3
Unearned subscriber revenue and deferred credits	340.5	170.3
Short-term borrowings and current portion of long-term debt	24.2	226.2
Accrued liabilities and other	1,112.6	937.5
Liabilities of businesses held for sale	—	3,139.6

Total Current Liabilities	2,546.8	5,839.9
Long-Term Debt	2,408.5	2,434.8
Other Liabilities and Deferred Credits	1,539.1	1,049.4
Commitments and Contingencies
Minority Interests	64.7	22.8
Stockholders’ Equity	7,768.6	9,631.1

Total Liabilities and Stockholders’ Equity	$14,327.7	$18,978.0

THE DIRECTV GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Cash Flows from Operating Activities
Loss from continuing operations before cumulative effect of accounting changes	$(768.0)	$(68.0)
Adjustments to reconcile loss from continuing operations before cumulative effect of accounting changes to net cash provided by operating activities
Depreciation and amortization	556.7	566.4
Equity losses from unconsolidated affiliates	—	78.5
Asset impairment charge	1,466.1	—
Net gain from sale of investments	(396.5)	(6.4)
Net unrealized gain on investments	—	(38.5)
Loss on disposal of assets	9.2	14.7
Stock-based compensation expense	52.2	6.5
Deferred income taxes and other	(459.9)	(82.1)
Change in other operating assets and liabilities
Accounts and notes receivable	(83.1)	109.2
Inventories	1.6	(60.4)
Prepaid expenses and other	(106.9)	12.0
Accounts payable	(347.2)	(8.9)
Accrued liabilities	(65.5)	122.9
Other	233.4	(71.3)

Net Cash Provided by Operating Activities	92.1	574.6

Cash Flows from Investing Activities
Investment in companies	(0.4)	(11.4)
Purchase (sale) of short-term investments	1.7	(91.1)
Expenditures for property	(323.3)	(264.6)
Expenditures for satellites	(440.4)	(123.6)
Proceeds from sale of investments	510.5	22.8
Proceeds from sale of businesses	2,918.4	—
Cash paid for acquired assets	(976.5)	—
Other	5.1	32.2

Net Cash Provided by (Used in) Investing Activities	1,695.1	(435.7)

Cash Flows from Financing Activities
Net increase (decrease) in short-term borrowings	0.8	(478.0)
Long-term debt borrowings	0.8	2,626.5
Repayment of long-term debt	(214.1)	(18.4)
Debt issuance costs	(2.4)	(68.4)
Stock options exercised	16.3	11.0

Net Cash Provided by (Used in) Financing Activities	(198.6)	2,072.7

Net Cash Provided by Continuing Operations	1,588.6	2,211.6
Net Cash Used in Discontinued Operations	—	(428.1)

Net increase in cash and cash equivalents	1,588.6	1,783.5
Cash and cash equivalents at beginning of the period	1,720.1	324.4

Cash and cash equivalents at the end of the period	$3,308.7	$2,107.9

Supplemental Cash Flow Information
Interest paid	$103.3	$165.0
Income taxes paid (received)	33.5	(32.6)

THE DIRECTV GROUP, INC.

SELECTED SEGMENT DATA

(Dollars in Millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
DIRECTV U.S.
Total Revenues	$2,506.5	$1,932.2	$6,804.2	$5,440.5
Operating Profit Before Depreciation and Amortization (1)	145.0	234.8	465.2	790.0
Operating Profit Before Depreciation and Amortization Margin (1)	5.8%	12.2%	6.8%	14.5%
Operating Profit	$2.5	$112.2	$87.2	$418.9
Operating Profit Margin	0.1%	5.8%	1.3%	7.7%
Depreciation and Amortization	$142.5	$122.6	$378.0	$371.1
Capital Expenditures	229.4	65.9	508.6	176.0

DIRECTV LATIN AMERICA
Total Revenues	$163.4	$155.4	$493.2	$438.7
Operating Profit (Loss) Before Depreciation and Amortization (1)	25.5	(16.6)	71.1	(67.8)
Operating Profit Before Depreciation and Amortization Margin (1)	15.6%	N/A	14.4%	N/A
Operating Loss	$(18.6)	$(73.7)	$(65.6)	$(218.9)
Depreciation and Amortization	44.1	57.1	136.7	151.1
Capital Expenditures	22.8	13.7	60.0	42.4

NETWORK SYSTEMS
Total Revenues	$194.8	$338.8	$875.8	$864.8
Operating Loss Before Depreciation and Amortization (1)	(1,480.9)	(0.1)	(1,498.8)	(47.1)
Operating Loss	(1,495.3)	(17.6)	(1,546.8)	(100.4)
Depreciation and Amortization	14.4	17.5	48.0	53.3
Capital Expenditures	19.7	(19.5)	82.6	87.6

ELIMINATIONS and OTHER
Total Revenues	$(2.8)	$(47.7)	$(175.3)	$(126.1)
Operating Loss Before Depreciation and Amortization (1)	(39.5)	(15.8)	(154.8)	(69.0)
Operating Loss	(38.1)	(12.9)	(148.8)	(59.9)
Depreciation and Amortization	(1.4)	(2.9)	(6.0)	(9.1)
Capital Expenditures	54.4	25.8	112.5	82.2

TOTAL
Total Revenues	$2,861.9	$2,378.7	$7,997.9	$6,617.9
Operating Profit (Loss) Before Depreciation and Amortization (1)	(1,349.9)	202.3	(1,117.3)	606.1
Operating Profit Before Depreciation and Amortization Margin (1)	N/A	8.5%	N/A	9.2%
Operating Profit (Loss)	$(1,549.5)	$8.0	$(1,674.0)	$39.7
Operating Profit Margin	N/A	0.3%	N/A	0.6%
Depreciation and Amortization	$199.6	$194.3	$556.7	$566.4
Capital Expenditures	326.3	85.9	763.7	388.2

(1)	See footnote 1 on page 6.

The Following Pages Reflect DIRECTV U.S.’ Financial Statements and

Other Data as a Stand Alone Entity

DIRECTV HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$2,506.5	$1,932.2	$6,804.2	$5,440.5
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	985.6	773.3	2,690.2	2,178.0
Subscriber service expenses	208.0	159.3	520.0	466.5
Subscriber acquisition costs:
Third party customer acquisitions	529.5	366.4	1,411.4	985.6
Direct customer acquisitions	182.1	111.9	495.5	249.1
Upgrade and retention costs	260.2	123.2	661.2	253.3
Broadcast operations expenses	33.2	26.8	98.4	98.9
General and administrative expenses	162.9	136.5	462.3	419.1
Depreciation and amortization expense	142.5	122.6	378.0	371.1

Total Operating Costs and Expenses	2,504.0	1,820.0	6,717.0	5,021.6

Operating Profit	2.5	112.2	87.2	418.9
Interest expense, net	(43.1)	(54.6)	(136.5)	(141.1)
Other expense	—	—	—	(4.0)

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	(40.6)	57.6	(49.3)	273.8
Income tax benefit (expense)	14.5	(21.6)	17.9	(102.7)

Income (Loss) Before Cumulative Effect of Accounting Change	(26.1)	36.0	(31.4)	171.1
Cumulative effect of accounting change, net of taxes	—	—	(311.5)	—

Net Income (Loss)	$(26.1)	$36.0	$(342.9)	$171.1

DIRECTV HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current Assets
Cash and cash equivalents	$78.1	$415.7
Accounts receivable, net of allowances of $77.1 and $51.1	704.9	679.7
Inventories, net	136.4	100.0
Prepaid expenses and other	288.5	555.6

Total Current Assets	1,207.9	1,751.0
Satellites, net	1,263.5	1,081.5
Property, net	667.0	732.3
Goodwill, net	2,891.1	2,891.1
Intangible Assets, net	2,317.7	549.7
Other Assets	107.4	109.5

Total Assets	$8,454.6	$7,115.1

LIABILITIES AND OWNER’S EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,617.7	$1,495.2
Unearned subscriber revenue and deferred credits	334.8	164.1
Current portion of long-term debt	10.2	213.1

Total Current Liabilities	1,962.7	1,872.4
Long-Term Debt	3,276.6	2,411.9
Other Liabilities and Deferred Credits	1,029.9	417.1
Deferred Income Taxes	166.8	274.2
Commitments and Contingencies
Owner’s Equity
Capital stock and additional paid-in capital	3,020.9	2,798.9
Accumulated deficit	(1,002.3)	(659.4)

Total Owner’s Equity	2,018.6	2,139.5

Total Liabilities and Owner’s Equity	$8,454.6	$7,115.1

DIRECTV HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Cash Flows from Operating Activities
Income (Loss) Before Cumulative Effect of Accounting Change	$(31.4)	$171.1
Adjustments to reconcile income (loss) before cumulative effect of accounting change to net cash provided by operating activities, net of assets acquired
Depreciation and amortization expense	378.0	371.1
Loss on sale or disposal of property	8.4	1.8
Cost of employee benefits	22.0	14.7
Amortization of debt issuance costs	6.7	4.9
Deferred income taxes and other	(25.1)	102.7
Change in other operating assets and liabilities
Accounts receivable, net	(157.4)	55.8
Inventories	(36.4)	(66.4)
Prepaid expenses and other	(125.9)	(20.9)
Other assets	(34.3)	(21.0)
Accounts payable and accrued liabilities	58.6	11.2
Unearned subscriber revenue and deferred credits	142.5	58.3
Other liabilities and deferred credits	78.7	(123.3)

Net Cash Provided by Operating Activities	284.4	560.0

Cash Flows from Investing Activities
Expenditures for property and equipment	(173.1)	(137.7)
Expenditures for satellites	(335.5)	(38.3)
Cash paid for acquired assets	(976.5)	—
Proceeds from sale of property	3.7	—

Net Cash Used in Investing Activities	(1,481.4)	(176.0)

Cash Flows from Financing Activities
Repayment of debt	(213.2)	—
Net cash contribution from Parent	200.0	4.9
Borrowing from Parent	875.0	—
Cash proceeds from financing transactions	—	2,625.0
Distribution to Parent	—	(2,558.5)
Debt issuance costs	(2.4)	(68.4)

Net Cash Provided by Financing Activities	859.4	3.0

Net increase (decrease) in cash and cash equivalents	(337.6)	387.0
Cash and cash equivalents at beginning of the period	415.7	14.8

Cash and cash equivalents at end of the period	$78.1	$401.8

Supplemental Cash Flow Information
Interest paid	$181.8	$131.3
Income taxes paid	0.5	63.0

DIRECTV HOLDINGS LLC

Non-GAAP Financial Reconciliation and Other Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Dollars in Millions)
Operating Profit	$2.5	$112.2	$87.2	$418.9
Add back: Subscriber acquisition costs:
Third party customer acquisitions	529.5	366.4	1,411.4	985.6
Direct customer acquisitions	182.1	111.9	495.5	249.1
Depreciation and amortization expense	142.5	122.6	378.0	371.1

Subtotal	854.1	600.9	2,284.9	1,605.8

Pre-SAC margin (1)	$856.6	$713.1	$2,372.1	$2,024.7

Pre-SAC margin as a percentage of revenue (1)	34.2%	36.9%	34.9%	37.2%

Other Data
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Average monthly revenue per subscriber (ARPU) (2)	$66.46	$63.69	$65.02	$61.24
Average monthly churn % (2)	1.67%	1.60%	1.50%	1.54%
Average subscriber acquisition costs-per subscriber (SAC) (3)	$617	$590	$634	$575
Total number of subscribers-platform (000’s)	13,496	11,852	13,496	11,852
Total owned and operated subscribers (000’s) (4)	12,079	10,275	12,079	10,275
Capital expenditures (millions)	$229.4	$65.9	$508.6	$176.0

(1)	Pre-SAC Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated by adding amounts under the captions “Subscriber acquisition costs” and “Depreciation and amortization expense” to “Operating Profit.” This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use Pre-SAC Margin to evaluate the profitability of DIRECTV U.S.’ current subscriber base for the purpose of allocating resources to discretionary activities such as adding new subscribers, retaining and upgrading existing subscribers and for capital expenditures. To compensate for the exclusion of “Subscriber acquisition costs,” management also uses operating profit and operating profit before depreciation and amortization expense to measure profitability.

The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV U.S.’ operating performance to other communications, entertainment and media companies. The DIRECTV Group and DIRECTV U.S. believe that investors also use current and projected Pre-SAC Margin to determine the ability of DIRECTV U.S.’ current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.

(2)	Average subscribers used in calculating ARPU include total owned and operated subscribers, plus the subscribers in NRTC/Pegasus territories acquired by DIRECTV in the third quarter of 2004 calculated on a daily weighted average basis. Churn is computed on a consistent basis with prior periods and therefore excludes subscribers in NRTC/Pegasus territories.
(3)	Gross subscriber additions used in computing SAC for the three and nine months of 2004 is equal to the gross owned and operated subscriber additions during the period plus the 76,000 subscribers that DIRECTV acquired in NRTC/Pegasus territories during the third quarter of 2004.
(4)	Total owned and operated subscribers excludes subscribers acquired in the third quarter of 2004 by DIRECTV from the NRTC and Pegasus, and also excludes subscribers acquired in NRTC/Pegasus territories by DIRECTV during the third quarter of 2004.